Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Cipher Mining Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, $0.001 par value per share	457(c)	187,109,827(1)	$2.27	$424,739,307.29	0.00011020	$46,806.27

	Total Offering Amounts					$424,739,307.29		$46,806.27

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$46,806.27

(1)

Consists of up to 187,109,827 shares of common stock of the registrant to be offered and sold by a selling securityholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average of the high and the low prices as reported on the Nasdaq Global Select Market on April 27, 2023, which is a date within five business days prior to the filing of this registration statement.